Exhibit 99.1

  First Investors Reports First Quarter Earnings and Expands Share Repurchase
                                    Program

    HOUSTON, Sept. 10 /PRNewswire-FirstCall/ -- First Investors Financial Services (Nasdaq: FIFS) has reported net income of $86,953 or $0.02 per share for the three months ended July 31, 2004, the first quarter of fiscal year 2005. This compares to the $220,079 or $0.04 per share reported for the three months ended July 31, 2003. The decline in net income is largely the result of an unrealized loss on interest rate derivative positions of $67,657 during the 2004 quarter compared to an unrealized gain on interest rate derivative positions of $142,757 for the 2003 quarter. Adjusting for these non-cash gains and losses, net income for the three months ended July 31, 2004, would have been $129,915 compared to $129,428 for the three months ended
July 31, 2003. During the three months ended July 31, 2004, the Company benefited from a lower provision for loan losses and a lower cost of funds, which was offset by lower interest revenue and lower servicing revenue.

    The Board of Directors has also announced an amendment to its Share Repurchase Plan originally adopted in December 2001. Under this amendment, the Company is authorized to repurchase up to an additional $1.5 million of common stock in open market or in privately negotiated transactions. The timing, price and quantity of any future purchases will be at the discretion of the Company and will be based on a variety of factors including stock price and other market and economic conditions.

    As of July 31, 2004, First Investors' portfolio of receivables held for investment, net was $210.1 million compared to $209.8 million at April 30, 2004. For the three months ended July 31, 2004, the Company reported $28.0 million in new loan originations compared to $28.1 million and $20.8 million for the three months ended July 31, 2003, and April 30, 2004, respectively. New loan origination volume for the three months ended
July 31, 2004, increased by 34% compared to new loan originations during the three months ended April 30, 2004. Net interest income for the three months ended July 31, 2004, decreased 14.5% compared to the three months ended
July 31, 2003. The decrease was primarily due to a 9% reduction in the average portfolio of receivables held for investment and a 80 basis point decline in effective yields, which was offset by a 10 basis point decline in the Company's cost of funds. Net interest spread decreased from 10.7% for the three months ended July 31, 2003, to 10.0% for the three months ended
July 31, 2004, as a result of the declining effective yields which is attributed to an increase in percentage of receivables generated directly with consumers which typically carry a lower yield. Total operating expenses increased from 2.8% in the 2003 period to 3.7% in the 2004 period due to higher loan origination costs associated with the increasing volume and lower operating leverage as a result of the decline in the total managed portfolio. The dollar delinquency rate declined from 3.4% to 2.7%, for the three months ended July 31, 2003 and July 31, 2004, respectively, while the annualized charge-off rate decreased from 5.9% to 4.7% for the three months ended
July 31, 2003 and July 31, 2004, respectively, reflecting the improving economic environment, the positive impact of management's decision to restrict underwriting policies in 2001 prior to the recession and an increasing mix of direct loans which typically experience lower delinquency and loss rates.

    Tommy A. Moore, Jr., President and CEO, stated that, "We have begun to see the positive impact of a number of key initiatives. First, we are benefiting from lower provision expense as a result of the improving performance of our portfolio. Second, our origination volume during the first quarter was on target and returning to the levels that we expect. We expect continued
improvements in both of these areas throughout the remainder of 2005.   By
increasing our revenue growth through an increase in loan origination volume and reducing our net charge-offs, we expect to see a marked improvement in profitability during 2005."

    First Investors is a specialized consumer finance company engaged in the purchase and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.


    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.



                First Investors Financial Services Group, Inc.

Condensed Consolidated Statements of Operations and Selected Data (Unaudited)

                 Dollars in thousands, except per share data

                                                            For the
                                                       Three Months Ended
                                                            July 31
                                                    2004               2003

    Interest Income                              $  6,952           $  8,070
    Interest Expense                                1,777              2,018
    Net Interest Income                             5,175              6,052
    Provision for Credit Losses                     2,442              3,391
    Income after Provision for Credit Losses        2,733              2,661
    Servicing Revenue                                 970              1,275
    Late fees and Other income                        631                379
    Income from investment                            194                248
    Other interest income                              74                 47
    Unrealized (Loss)/Gain on Interest
     Rate Derivative Positions                        (68)               142
    Total other income                              1,801              2,091
    Total Costs and Expenses                        4,397              4,415
    Income (Loss) before Provision for
     Income Taxes and Minority Interest               137                337
    Provision for Income Taxes (Benefits)              50                126
    Minority Interest                                 ---                 (9)
    Net Income (Loss)                                 $87               $220

    Basic and Diluted
       Net Income (Loss) Per Common Share           $0.02              $0.04


    Other Operating Data

    Average Principal Balance of Receivables
     Held for Investment                         $ 206,950         $ 227,982
    Average Managed Receivables                    478,580           639,301
    Originations Volume                             28,003            28,106
    Effective Yield on Receivables
     Held for Investment                              13.4%             14.2%
    Average Cost of Debt                               3.4%              3.5%
    Weighted Average Number of
     Shares Outstanding (in thousands)               5,000             5,071


                                                   July 31,          April 30,
                                                     2004              2004
    Financial Position

    Cash and Short-Term Investments              $  18,531         $  21,055
    Receivables Held for Investment, Net           210,123           209,777
    Receivables Acquired for Investment, Net           992             1,190
    Assets Held for Sale                               889               851
    Total Assets                                   243,215           245,756
    Total Debt                                     213,396           216,185
    Total Other Liabilities                          2,428             2,267
    Total Liabilities                              215,824           218,452
    Total Shareholders' Equity                      27,391            27,304
    Shareholders' Equity per Common Share             5.48              5.46


                                                  As of or          As of or
                                               For the Three     For the Three
                                                Months Ended      Months Ended
                                                  July 31,          July 31,
    Credit Quality Data                             2004              2003

    Receivables Held for Investment:
      30 + days past due
       Number of Loans                               3.7%              4.4%
       $ Amount                                      2.7%              3.4%
      Net Charge-offs as a % of average
       receivables                                   4.7%              5.9%
      Net Charge-offs for the period
       ending                                   $  2,439          $  3,362



SOURCE  First Investors Financial Services
    -0-                             09/10/2004
    /CONTACT: Bennie H. Duck of First Investors Financial Services, +1-713-977-2600/
    (FIFS)

CO:  First Investors Financial Services
ST:  Texas
IN:  FIN AUT
SU:  ERN